Exhibit 99.1

The Michaels Companies Announces Second Quarter Fiscal 2015 Financial Results

•	Net sales increased 3.8% to $984.3 million
•	Operating income increased 89.8% to $96.6 million; adjusted diluted EPS increased 21.4% to $0.17
•	Updates fiscal year 2015 outlook for diluted EPS to $1.66-$1.72

IRVING, Texas, August 27, 2015 – The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the quarter ended August 1, 2015.

Chuck Rubin, Chairman and Chief Executive Officer, stated, “I am pleased with our second quarter performance, which was driven by general sales strength across our business and continued financial discipline. We delivered 2.9% comparable store sales growth on a local currency basis, reflecting our differentiated merchandise offering and progress on our initiatives to elevate our customer experience.  We also improved our adjusted operating margin by 80 basis points and delivered a 21.4% increase in adjusted diluted earnings per share.”

For the Quarter Ended August 1, 2015:

•

Net sales increased by 3.8%, or 5.2% on a constant currency basis, to $984.3 million from $948.2 million in the second quarter of fiscal 2014, and reflect the impact of a strong U.S. dollar exchange rate.  Comparable store sales increased by 1.6% or 2.9% on a constant currency basis. Comparable store sales increased 3.2% in the second quarter of fiscal 2014, which included approximately $14 million in sales of the Rainbow Loom product.

•

Gross profit increased 20 basis points to 37.9% of net sales compared to 37.7% of net sales in the second quarter of fiscal 2014. This was primarily related to the timing of distribution expenses, partially offset by a planned increase in costs compared to last year to exit select merchandise as part of our on-going department resets that occurred later in fiscal 2015 due to the West Coast port slowdown and unfavorable shrink expense.

•

Selling, general and administrative expense, including store pre-opening costs and excluding related party or initial public offering (“IPO”) transaction costs (“SG&A”) as a percent of net sales improved to 28.1% from 28.7% in the second quarter of last year.  SG&A was $276.7 million compared to $271.8 million in the second quarter of fiscal 2014 with the increase driven by higher costs associated with operating 40 additional stores and incentive based compensation.

•

Operating income grew 89.8% to $96.6 million from $50.9 million in the second quarter of fiscal 2014. Operating income excluding IPO related costs and related party fees (“Adjusted operating income”), increased 13.1% to $96.6 million from $85.4 million in the second quarter of fiscal 2014.  As a percent of net sales, adjusted operating income grew 80 basis points to 9.8%.

•

Interest expense decreased to $34.3 million from $60.6 million in the second quarter of fiscal 2014 due to savings from debt refinancing and the pay down of $800 million of the 7.50%/8.25% PIK Toggle Notes (“PIK Notes”) from proceeds of the IPO during the second quarter of fiscal 2014 and from cash flow from operations.  The final $180.9 million principal payment on the PIK Notes made in May 2015 resulted in $6.1 million of losses on early extinguishment of debt and refinancing costs due to the premium for the early payment and the accelerated amortization expense.

•

The effective tax rate was 36.6% for the second quarter of fiscal 2015 compared to 37.3% for the second quarter of fiscal 2014.  The tax rate was lower than last year due to a tax election change for our Canadian subsidiary.

•

Net income was $35.7 million in the second quarter of fiscal 2015 compared to a net loss of $48.6 million in the second quarter of fiscal 2014.  Adjusted net income which excludes IPO costs, related party fees, 2014 debt refinancing costs and reflects the go forward interest expense based on the Company’s debt refinancing in 2014 (“Adjusted net income”) increased to $35.7 million in the second quarter of fiscal 2015 compared to $29.8 million in the second quarter of fiscal 2014.

•

In the second quarter of fiscal 2015, diluted earnings per share was $0.17 compared to diluted loss per share of $0.26 in the second quarter of fiscal 2014.  Based on the adjusted net income of $29.8 million in the second quarter of fiscal 2014 and assuming an adjusted diluted weighted average share count of 206.9 million, adjusted diluted earnings per share (“Adjusted earnings per share”) increased 21.4% to $0.17, including the $.01 cost for the call of the PIK notes in May 2015, compared to $0.14 in the second quarter of fiscal 2014.

•

The Company opened nine new Michaels stores and relocated three Michaels stores during the second quarter of fiscal 2015, compared with opening three Michaels stores, relocating five Michaels stores, and one Aaron Brothers closure in the second quarter of fiscal 2014. At the end of the second quarter of fiscal 2015, the Company operated 1,186 Michaels stores and 118 Aaron Brothers stores.

Balance Sheet Highlights as of August 1, 2015:

•

The Company ended the second quarter with $70.4 million in cash, $3.0 billion in debt and approximately $564.0 million in availability under its asset-based revolving credit facility. On May 6, 2015, the final redemption on the PIK Notes was paid.

•

Inventory at the end of the quarter was $1,073.7 million.  Average Michaels inventory on a per store basis, inclusive of distribution centers, in transit and inventory for the Company’s e-commerce site was $880,000 compared to last year’s balance of $782,000.  The increase was due to a strategic decision to increase inventory levels of core products as well as the early receipt of certain Holiday products.  The decision to receive certain products early was made prior to the resolution of the West Coast port slow down and was influenced by the large number of private brand products sold at our stores and the corresponding lead times needed to produce this product.  Inventory levels are anticipated to normalize by the end of fiscal 2015.

Mr. Rubin continued, “I believe we are well positioned to take advantage of the fall and holiday seasons in the back half of the year with the right level and composition of inventory as well as exciting marketing events to engage our customers.  We are focused on continuing to implement our long term strategy as we create an improved shopping experience for our customers and drive value for our shareholders.”

Fiscal Year and Third Quarter 2015 Outlook:

The Company continues to expect fiscal 2015 total net sales growth of 3.2% to 3.7% or 4.4% to 4.9% on a constant currency basis and a comparable store sales increase of 1.5% to 2.0% or 2.7% to 3.2% on a constant currency basis.  Operating income is expected to be in the range of $700 million to $720 million and fully diluted earnings per share is expected to be $1.66 to $1.72. The guidance is based on opening approximately 30 net new and/or relocated stores during fiscal year 2015.

Annual adjusted interest expense is forecasted to be $141 million which reflects the $10 million interest savings from paying off the PIK Notes.  Included in loss on early extinguishment of debt and refinancing costs are $6.1 million debt extinguishment costs from the redemption of the PIK Notes.  The effective tax rate is now expected to be approximately 36.7% for the full fiscal year 2015.  The diluted weighted average shares for calculating fully diluted earnings per share are now anticipated to be 210 million for the full fiscal year 2015.

For the third quarter of fiscal 2015, we expect comparable store sales to be up 1.5% to 2.5% or 3.2% to 4.2% on a constant currency basis, operating income of $150 million to $158 million and fully diluted earnings per share of $0.35 to $0.37.  The diluted weighted average shares for calculating fully diluted earnings per share are anticipated to be approximately 210.5 million for the third quarter of 2015.

Conference Call Information:

A conference call to discuss second quarter fiscal 2015 financial results is scheduled for today, August 27, 2015, at 8:00 am Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 303-9132, conference ID# 67650989, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for 30 days after the call.

Additionally, a telephone replay will be available until September 3, 2015 by dialing (855) 859-2056, conference ID# 67650989.

Non-GAAP Information:

This press release includes non-GAAP measures including Adjusted EBITDA, operating income excluding IPO and related party expenses (“Adjusted operating income,”) net income excluding IPO, related party fees and refinancing expenses (“Adjusted net income,”) weighted average shares outstanding assuming the IPO shares had been outstanding the entire period (“Adjusted shares outstanding”) and earnings per share excluding IPO, related party, refinancing expenses and including adjusted shares outstanding (“Adjusted earnings per share.”)  The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal year 2015 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal year 2014 results.  In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements:

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, risks associated with our substantial outstanding indebtedness of $2.98 billion, changes in customer demand, risks relating to our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information, increased competition including internet-based competition from other retailers, risks relating to our reliance on foreign suppliers, risks relating to how well we manage our business, risks related to our ability to open new stores and increase comparable store sales growth, damage to the reputation of the Michaels brand or our private and exclusive brands, and events that may affect our financial operations in the second quarter. Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Form 10-K which was filed with the Securities and Exchange Commission ("SEC") on March 19, 2015, which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty retailer of arts and crafts. As of August 1, 2015, the Company owns and operates 1,186 Michaels stores in 49 states and Canada and 118 Aaron Brothers stores, and produces

12 exclusive private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, ArtMinds®, Artist's Loft®, Craft Smart®, Loops & Threads®, Imagin8® and Make MarketTM.

Investor:

ICR, Inc.

Farah Soi/Anne Rakunas

203.682.8200

Farah.Soi@icrinc.com/Anne.Rakunas@icrinc.com

or

Media:

ICR, Inc.

Michael Fox/Jessica Liddell

203.682.8200

Jessica.Liddell@icrinc.com

The Michaels Companies, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share data)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
Net sales	$984,270	$948,150	$2,061,870	$2,000,198
Cost of sales and occupancy expense	610,949	590,953	1,246,752	1,214,258
Gross profit	373,321	357,197	815,118	785,940
Selling, general and administrative	275,699	272,888	571,270	557,871
Related party expenses	—	32,354	—	35,682
Store pre-opening costs	1,040	1,063	3,284	2,295
Operating income	96,582	50,892	240,564	190,092
Interest expense	34,311	60,635	72,127	117,726
Loss on early extinguishment of debt and refinancing costs	6,072	67,980	6,072	67,980
Other expense (income), net	(136)	(161)	59	(210)
Income (loss) before income taxes	56,335	(77,562)	162,306	4,596
Provision for income taxes	20,624	(28,919)	59,857	7,825
Net income (loss)	$35,711	$(48,643)	102,449	(3,229)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment and other	(7,223)	1,801	(2,907)	677
Comprehensive income (loss)	$28,488	$(46,842)	$99,542	$(2,552)

Earnings (loss) per share:
Basic	$0.17	$(0.26)	$0.49	$(0.02)
Diluted	$0.17	$(0.26)	$0.49	$(0.02)
Weighted-average shares outstanding:
Basic	206,941	184,927	206,283	180,024
Diluted	209,691	184,927	209,541	180,024

The Michaels Companies, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	August 1,	January 31,	August 2,
ASSETS	2015	2015	2014
Current Assets:
Cash and equivalents	$70,368	$378,295	$89,503
Merchandise inventories	1,073,722	958,171	936,892
Prepaid expenses and other	83,244	84,894	100,698
Deferred income taxes	38,473	38,345	37,103
Income tax receivables	53,499	2,418	75,481
Total current assets	1,319,306	1,462,123	1,239,677
Property and equipment, at cost	1,632,755	1,579,446	1,530,972
Less accumulated depreciation and amortization	(1,238,069)	(1,193,074)	(1,165,351)
Property and equipment, net	394,686	386,372	365,621
Goodwill	94,290	94,290	94,290
Debt issuance costs, net	33,800	40,613	47,933
Deferred income taxes	20,203	20,245	23,618
Other assets	1,673	1,638	1,775
Total assets	$1,863,958	$2,005,281	$1,772,914

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$418,745	$447,165	$317,824
Accrued liabilities and other	349,777	391,997	335,739
Current portion of long-term debt	48,900	24,900	47,900
Income taxes payable	873	25,570	1,241
Total current liabilities	818,295	889,632	702,704
Long-term debt	2,931,008	3,124,374	3,316,909
Deferred income taxes	16,180	9,580	1,163
Other liabilities	91,032	93,220	86,186
Total liabilities	3,856,515	4,116,806	4,106,962

Commitments and contingencies

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 208,011 shares issued and outstanding at August 1, 2015; 205,803 shares issued and outstanding at January 31, 2015; and 203,952 shares issued and outstanding at August 2, 2014	13,952	13,799	13,768
Additional paid-in-capital	577,104	557,831	545,311
Accumulated deficit	(2,568,901)	(2,671,350)	(2,894,002)
Accumulated other comprehensive loss	(14,712)	(11,805)	875
Total stockholders’ deficit	(1,992,557)	(2,111,525)	(2,334,048)
Total liabilities and stockholders’ deficit	$1,863,958	$2,005,281	$1,772,914

The Michaels Companies, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	26 Weeks Ended
	August 1,	August 2,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$102,449	$(3,229)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	55,949	53,173
Share-based compensation	6,225	9,663
Debt issuance costs amortization	4,366	5,602
Accretion of long-term debt, net	(66)	(431)
Deferred income taxes	6,514	4,844
Losses on early extinguishment of debt and refinancing costs	6,072	67,980
Excess tax benefits from share-based compensation	(12,952)	(479)
Other	—	(23)
Changes in assets and liabilities:
Merchandise inventories	(115,198)	(37,254)
Prepaid expenses and other	1,659	(5,238)
Other assets	(86)	(1,731)
Accounts payable	(10,686)	(37,624)
Accrued interest	89	(45,689)
Accrued liabilities and other	(53,634)	(30,603)
Income taxes	(75,779)	(102,390)
Other liabilities	(2,067)	(1,307)
Net cash used in operating activities	(87,145)	(124,736)

Cash flows used in investing activities:
Additions to property and equipment	(63,241)	(64,770)

Cash flows from financing activities:
Payment of PIK notes	(184,467)	(443,542)
Borrowings on restated revolving credit facility	24,000	23,000
Borrowings on restated term loan credit facility	—	845,750
Payments on restated term loan credit facility	(12,450)	(8,200)
Payment of 2018 senior notes	—	(1,057,208)
Issuance of 2020 senior subordinated notes	—	255,000
Issuance of common stock	—	445,660
Payment of debt issuance costs	—	(10,900)
Payment of dividends	(443)	(480)
Change in cash overdraft	(9,832)	(8,070)
Proceeds from stock options exercised	32,521	6,243
Common stock repurchased	(19,822)	(7,587)
Excess tax benefits from share-based compensation	12,952	479
Net cash (used in) provided by financing activities	(157,541)	40,145

Net change in cash and equivalents	(307,927)	(149,361)
Cash and equivalents at beginning of period	378,295	238,864
Cash and equivalents at end of period	$70,368	$89,503

The Michaels Companies, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income (loss):

	13 Weeks Ended		26 Weeks Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	62.1	62.3	60.5	60.7
Gross profit	37.9	37.7	39.5	39.3
Selling, general and administrative	28.0	28.8	27.7	27.9
Related party expenses	—	3.4	—	1.8
Store pre-opening costs	0.1	0.1	0.2	0.1
Operating income	9.8	5.4	11.7	9.5
Interest expense	3.5	6.4	3.5	5.9
Losses on early extinguishment of debt and refinancing costs	0.6	7.2	0.3	3.4
Other expense (income), net	—	—	—	—
Income (loss) before income taxes	5.7	(8.2)	7.9	0.2
Provision for income taxes	2.1	(3.1)	2.9	0.4
Net income (loss)	3.6%	(5.1)%	5.0%	(0.2)%

The following table sets forth certain of our unaudited operating data:

	13 Weeks Ended		26 Weeks Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
Michaels stores:
Open at beginning of period	1,177	1,144	1,168	1,136
New stores	9	3	19	11
Relocated stores opened	3	5	13	10
Closed stores	—	—	(1)	—
Relocated stores closed	(3)	(5)	(13)	(10)
Open at end of period	1,186	1,147	1,186	1,147

Aaron Brothers stores:
Open at beginning of period	118	118	120	121
Closed stores	—	(1)	(2)	(4)
Open at end of period	118	117	118	117
Total store count at end of period	1,304	1,264	1,304	1,264

Other Operating Data:
Average inventory per Michaels store (in thousands) (1)	$880	$782	$880	$782
Comparable store sales	1.6%	3.2%	0.9%	3.5%
Comparable store sales, at constant currency	2.9%	3.6%	2.1%	4.1%

(1) The calculation of average inventory per Michaels store excludes our Aaron Brothers stores.

The Michaels Companies, Inc.

Reconciliation of Adjusted EBITDA

(In thousands)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
Net cash used in operating activities	$(10,925)	$(50,377)	$(87,145)	$(124,736)
Depreciation and amortization	(28,004)	(26,546)	(55,949)	(53,173)
Share-based compensation	(3,505)	(5,980)	(6,225)	(9,663)
Debt issuance costs amortization	(2,089)	(2,744)	(4,366)	(5,602)
Accretion of long-term debt, net	33	103	66	431
Deferred income taxes	(1,410)	1,059	(6,514)	(4,844)
Losses on early extinguishment of debt and refinancing costs	(6,072)	(67,980)	(6,072)	(67,980)
Excess tax benefits from share-based compensation	2,753	271	12,952	479
Changes in assets and liabilities	84,930	103,551	255,702	261,859
Net income (loss)	35,711	(48,643)	102,449	(3,229)
Interest expense	34,311	60,635	72,127	117,726
Losses on early extinguishment of debt and refinancing costs	6,072	67,980	6,072	67,980
Provision for income taxes	20,624	(28,919)	59,857	7,825
Depreciation and amortization	28,004	26,546	55,949	53,173
Other	(57)	(101)	(180)	(169)
EBITDA (excluding losses from early extinguishment of debt and refinancing costs)	124,665	77,498	296,274	243,306
Adjustments:
Share-based compensation	3,505	5,980	6,225	9,663
Management fees to Sponsors and others	—	32,354	—	35,682
Retention costs	—	—	—	340
Severance costs	302	883	1,162	994
Store pre-opening costs	1,047	1,081	3,310	2,341
Store remodel costs	1,167	(38)	1,827	3,403
Foreign currency transaction losses (gains)	14	53	(23)	301
Store closing costs	332	439	(361)	1,058
IPO costs	—	2,134	—	2,134
Other	1,449	1,013	2,476	1,627
Adjusted EBITDA	$132,481	$121,397	$310,890	$300,849

The Michaels Companies, Inc.

Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and

Adjusted earnings per share

(In thousands, except per share)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
Operating income	$96,582	$50,892	$240,564	$190,092
Add IPO related expenses (a)	-	32,348	-	32,348
Add Related Party (b)	-	2,140	-	5,468
Adjusted operating income	$96,582	$85,380	$240,564	$227,908

Net income (loss)	$35,711	$(48,643)	$102,449	$(3,229)
Add IPO related expenses (a)	-	32,348	-	32,348
Add Related Party (b)	-	2,140	-	5,468
Add interest savings, due to debt refinancing (c)	-	18,849	-	26,083
Add refinancing costs (d)		67,980	-	67,980
Less tax adjustment for above add-backs (e)	-	(42,878)	-	(45,360)
Adjusted net income	$35,711	$29,796	$102,449	$83,290

Weighted average shares outstanding, diluted	209,691	184,927	209,541	180,024
Add common stock issued in IPO (f)	-	21,978	-	27,778
Adjusted weighted average shares outstanding, diluted	209,691	206,905	209,541	207,802

Adjusted earnings per share, diluted:	$0.17	$0.14	$0.49	$0.40

(a)	Excludes expenses related to the initial public offering on July 2, 2014
(b)	Removes the related party related to the management contract that was terminated in connection with the IPO offering
(c)

Adjusts interest expense for refinancing of debt during the second quarter of fiscal 2014, including: (i) the redemption of all outstanding Senior Notes due 2018, (ii) incremental $850M term loan, and (iii) incremental $250M Senior Subordinated Notes.  Also adjusts the interest expense related to the redemption of the $439M of the PIK Toggle Notes during the second quarter of fiscal  2014 for all periods reported

(d)	Eliminates the loss on early extinguishment of debt and refinancing costs
(e)	Removes the impact of the IPO, related party and debt refinancing on taxes
(f)	Reflects the common shares issued with the initial public offering on July 2, 2014 as if they had been available the entire period.